Exhibit n.5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

GSV Capital Corp.:

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities of GSV Capital Corp. and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2015, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 2015, and have issued our report thereon dated March 15, 2016 (July 21, 2016 as to the effects of the retrospective adoption of ASU 2015-03 as of December 31, 2015 described in Note 9 to the 2015 consolidated financial statements). Such financial statements and our report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and in the Pre-Effective Amendment No. 5 to Registration Statement No. 333-191307 on Form N-2 (the “Prospectus”).

In our opinion, the financial information set forth under the heading “Senior Securities” as of December 31, 2015, appearing on page 69 of the Prospectus, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

July 21, 2016